Exhibit 99.1

LANDS' END ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS
DODGEVILLE, Wis., June 6, 2017 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ:LE) today announced financial results for the first quarter ended April 28, 2017.

First Quarter Fiscal 2017 Highlights:

•
Net revenue for the first quarter was $268.4 million as compared to $273.4 million in the first quarter last year. Direct segment net revenue decreased 1.7% to $228.3 million, as compared to the same period last year. Retail segment net revenue decreased 2.8% to $40.0 million, as compared to the same period last year, primarily due to fewer Lands' End Shops at Sears. Same store sales for the quarter increased 2.1%.

•	Gross margin was 45.7% as compared to 47.4% in the first quarter last year.

•	Net loss was $7.8 million, or $0.24 per diluted share, as compared to $5.8 million, or $0.18 per diluted share, in the first quarter of fiscal 2016.

•	Adjusted EBITDA(1) was $1.3 million compared to $0.6 million in the first quarter of fiscal 2016.

Jerome S. Griffith, Chief Executive Officer stated, "First quarter results were in line with our expectations, as we continued to make progress across a number of key areas. We are pleased to have achieved growth in our buyer files, improved product sell-through, and driven positive same store sales, all of which are encouraging signs that we are making the right decisions as we work to drive the business forward. Looking ahead, we are focused on building on this momentum and leveraging our strong brand and loyal customer base, as we concentrate on several key initiatives over the remainder of the year. These include developing a brand appropriate product assortment that represents the Lands' End brand and is relevant to our customer. In addition, we are in the process of aligning our marketing strategies to better connect with and engage consumers as well as further leverage our strong eCommerce platform and enhance our omni-channel capabilities to create a seamless shopping experience for our customers across channels. Overall, we are pleased with the progress we have made thus far, and expect to continue to see improvements in the business as we move through the remainder of the year."

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $139.8 million on April 28, 2017, compared to $169.1 million on April 29, 2016. Net cash used in operations was $60.3 million for the 13 weeks ended April 28, 2017, compared to net cash used in operations of $50.1 million for the same period last year.
Inventory remained flat at $309.9 million as of April 28, 2017 and as of April 29, 2016.
The Company had $155.0 million of availability under its asset-based senior secured credit facility and had $489.1 million of Long-term debt, net as of April 28, 2017.
Conference Call
The company will host a conference call on Tuesday, June 6, 2017, at 8:00 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com.
About Lands' End, Inc.
Lands' End, Inc. (NASDAQ:LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands' End Shops at Sears® and standalone Lands' End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements about our initiatives, including developing a brand appropriate product assortment, the expected impact of aligning our marketing strategies, and our expectation of continued improvement in our business. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference from our branded merchandise; customers' use of our digital platform, including customer acceptance of our efforts to enhance our e-commerce websites; customer response to our marketing efforts across all types of media; our maintenance of a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; fluctuations and increases in costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business; if Sears Holdings Corporation sells or disposes of its retail stores, including pursuant to the recapture rights granted to Seritage Growth Properties, and other parties or if its retail business does not attract customers or does not adequately provide services to the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage customer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings (“Separation”) and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and certain agreements related to our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended January 27, 2017.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS:
Lands' End, Inc.
James Gooch
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

Investor Relations:
ICR, Inc.
Jean Fontana
(646) 277-1214
Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated Balance Sheets

(in thousands, except share data)	April 28, 2017	April 29, 2016	January 27, 2017*
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$139,810	$169,073	$213,108
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	32,731	31,127	39,284
Inventories, net	309,914	309,855	325,314
Prepaid expenses and other current assets	38,009	32,118	26,394
Total current assets	523,764	545,473	607,400
Property and equipment, net	124,021	111,208	122,836
Goodwill	110,000	110,000	110,000
Intangible asset, net	257,000	430,000	257,000
Other assets	16,975	15,386	17,155
TOTAL ASSETS	$1,031,760	$1,212,067	$1,114,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$88,331	$76,038	$162,408
Other current liabilities	85,798	86,807	86,446
Total current liabilities	174,129	162,845	248,854
Long-term debt, net	489,095	492,890	490,043
Long-term deferred tax liabilities	89,994	158,499	90,467
Other liabilities	13,872	16,216	13,615
TOTAL LIABILITIES	767,090	830,450	842,979
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 32,029,359, 31,969,645 and 32,029,359, respectively	320	320	320
Additional paid-in capital	344,551	344,796	343,971
Retained earnings	(68,292)	43,570	(60,453)
Accumulated other comprehensive loss	(11,909)	(7,069)	(12,426)
Total stockholders’ equity	264,670	381,617	271,412
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,031,760	$1,212,067	$1,114,391

*Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 27, 2017.

LANDS’ END, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended
(in thousands except per share data)	April 28, 2017	April 29, 2016
Net revenue	$268,365	$273,433
Cost of sales (excluding depreciation and amortization)	145,722	143,763
Gross profit	122,643	129,670

Selling and administrative	121,346	129,034
Depreciation and amortization	6,509	4,136
Other operating expense (income), net	1,508	(14)
Operating loss	(6,720)	(3,486)
Interest expense	6,125	6,170
Other income, net	(742)	(453)
Loss before income taxes	(12,103)	(9,203)
Income tax benefit	(4,264)	(3,444)
NET LOSS	$(7,839)	$(5,759)
NET LOSS PER COMMON SHARE
Basic:	$(0.24)	$(0.18)
Diluted:	$(0.24)	$(0.18)

Basic weighted average common shares outstanding	32,029	32,002
Diluted weighted average common shares outstanding	32,029	32,002

Use and Definition of Non-GAAP Financial Measures
(1)Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below.
Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs or benefits.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	Transfer of corporate functions - severance associated with a transition of certain corporate activities from our New York office to our Dodgeville headquarters.

◦	Gain or loss on the sale of property and equipment - management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended
	April 28, 2017		April 29, 2016
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
NET LOSS	$(7,839)	(2.9)%	$(5,759)	(2.1)%
Income tax benefit	(4,264)	(1.6)%	(3,444)	(1.3)%
Other income, net	(742)	(0.3)%	(453)	(0.2)%
Interest expense	6,125	2.3%	6,170	2.3%
Operating loss	(6,720)	(2.5)%	(3,486)	(1.3)%
Depreciation and amortization	6,509	2.4%	4,136	1.5%
Transfer of corporate functions	1,446	0.5%	—	—%
Loss (gain) on disposal of property and equipment	62	—%	(14)	—%
Adjusted EBITDA(1)	$1,297	0.5%	$636	0.2%

LANDS’ END, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
(in thousands)	April 28, 2017	April 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,839)	$(5,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,509	4,136
Amortization of debt issuance costs	428	428
Loss (gain) on disposal of property and equipment	62	(14)
Stock-based compensation	579	713
Deferred income taxes	(974)	—
Change in operating assets and liabilities:
Inventories	16,601	21,441
Accounts payable	(70,378)	(65,390)
Other operating assets	(4,555)	(5,637)
Other operating liabilities	(757)	31
Net cash used in operating activities	(60,324)	(50,051)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(11,382)	(10,485)
Net cash used in investing activities	(11,382)	(10,485)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loan facility	(1,288)	(1,288)
Payments of employee withholding taxes on share-based compensation	—	(161)
Net cash used in financing activities	(1,288)	(1,449)
Effects of exchange rate changes on cash	(304)	2,690
NET DECREASE IN CASH AND CASH EQUIVALENTS	(73,298)	(59,295)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	213,108	228,368
CASH AND CASH EQUIVALENTS, END OF PERIOD	$139,810	$169,073
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$4,476	$2,822
Income taxes paid, net of refund	$49	$3,057
Interest paid	$5,583	$5,657

Financial information by segment is presented in the following tables for the 13 Weeks Ended and 13 Weeks Ended April 28, 2017, and April 29, 2016.

	13 Weeks Ended
(in thousands)	April 28, 2017	April 29, 2016
Net revenue:
Direct	$228,290	$232,185
Retail	40,047	41,216
Corporate / other	28	32
Total net revenue	$268,365	$273,433

	13 Weeks Ended
(in thousands)	April 28, 2017	April 29, 2016
Adjusted EBITDA(1):
Direct	$11,839	$12,832
Retail	(3,175)	(3,930)
Corporate / other	(7,367)	(8,266)
Total Adjusted EBITDA(1)	$1,297	$636